Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces $3.0 Million Stock Buyback Plan

SCHAUMBURG, Ill. – August 30, 2011 – Sparton Corporation (NYSE: SPA) a provider of complex and sophisticated electromechanical devices for the Defense, Medical, Aerospace, and Industrial markets, announces that its Board of Directors unanimously approved on August 24, 2011 the repurchase of up to $3 million of its common stock. The authorized repurchases will be made from time to time in either the open market, block transactions, or through privately negotiated transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws, and other factors, and may be suspended or discontinued at any time. No assurance can be given that any particular amount of common stock will be repurchased. This repurchase program is valid for up to 24 months and may be modified, extended or terminated by the Board of Directors at any time.

“The stock buyback plan reaffirms our confidence in the long-term growth of the Company,” stated Cary B. Wood, president and chief executive officer. “It is facilitated by our strong capital structure and liquidity and not only does it represent a good investment for our Company, but it also demonstrates our commitment to increase shareholder value.”

As of March 31, 2011, Sparton had $26 million in cash as well as over $17 million in available and unused borrowing capacity. Sparton intends to use available cash to fund the repurchase.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary market classifications served are Navigation & Exploration, Defense & Security, Medical, and Complex Systems. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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